SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 3/31/2005
FILE NUMBER 811-3826
SERIES NO.: 2

72DD.    1.   Total income dividends for which record date passed during the period. (000's Ommited)
              Class A                    $   94
         2.   Dividends for a second class of open-end company shares
              (000's Ommited)
              Class B                    $   74
              Class C                    $   46
              Investor Class             $1,173

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                   $000.0359
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                   $000.0329
              Class C                   $000.0246
              Investor Class            $000.0399

74U.     1.   Number of shares outstanding
              Class A                      2,988
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B                      2,428
              Class C                      1,865
              Investor Class              28,232


74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $  3.55
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $  3.54
              Class C                    $  3.75
              Investor Class             $  3.57